NEWS RELEASE

Janice K. Henry Joins Cliffs Natural Resources Inc. Board of Directors

CLEVELAND—Sept. 2, 2009—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today announced that Janice K. Henry, former senior vice president and chief financial officer of Martin Marietta Materials, Inc. (NYSE: MLM), was elected to Cliffs’ board of directors.

Joseph A. Carrabba, chairman, president and chief executive officer of Cliffs, said, “Janice brings to our board over 20 years experience in basic materials, most recently as CFO at Martin Marietta, where she played a key leadership role in the company’s IPO process and establishment of the firm’s financial disciplines as a public company. While there she gained crucial experience in capital structure management, acquisition negotiations and financial integration, all of which will prove invaluable as Cliffs continues the execution of its strategic plans.”

Ms. Henry, age 58, retired from Martin Marietta in June 2006 as a Senior Vice President. Ms. Henry was Chief Financial Officer of the company from 1994 through 2005, and also served as Treasurer from 2002 through 2006. She currently serves on the board of directors of North American Galvanizing & Coatings, Inc. (NASDAQ: NGA) and previously served on the board of Inco Limited, now known as Vale Inco, a wholly-owned subsidiary of the second largest mining company in the world, Vale (NYSE: VALE) of Brazil.

“Cliffs has one of the most exciting and dynamic stories in the mining and natural resources industry today,” said Ms. Henry. “I am enthusiastic about joining the Company’s board and look forward to working closely with Joe and the rest of the team in delivering long-term shareholder value.”

To be added to Cliffs Natural Resources’ e-mail distribution list, please click on the link below:
http://www.cpg-llc.com/clearsite/clf/emailoptin.html

ABOUT CLIFFS NATURAL RESOURCES INC.
Cliffs Natural Resources is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil.

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:
http://www.cliffsnaturalresources.com or
www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

Steve Baisden
Director, Investor Relations and Corporate Communications
(216) 694-5280
steve.baisden@cliffsnr.com

Christine Dresch
Manager – Corporate Communications
(216) 694-4052
christine.dresch@cliffsnr.com

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